Exhibit 99.1

Superior Industries Announces the Appointment of Andreas Meyer as

Senior Vice President, President Europe

SOUTHFIELD, MICHIGAN – October 4, 2019 – Superior Industries International, Inc. (NYSE:SUP), one of the world’s leading aluminum wheel suppliers for OEMs and the European aftermarket, today announced the appointment of Andreas Meyer as Senior Vice President, President Europe, effective November 1, 2019.

“Andy has deep experience in operational leadership roles within the automotive sector and a track record of delivering results. We believe his qualifications will allow him to play an integral role in leading our European organization and will strengthen our global team. We are excited to welcome him to Superior,” said Majdi Abulaban, Superior’s Chief Executive Officer.

Mr. Meyer has served in operational roles at OEMs and tier one automotive suppliers for more than 20 years. During his tenure within the industry, he has been responsible for strategy development, operational enhancements, and increasing the efficiency of both direct and indirect processes. Most recently, Mr. Meyer was a Senior Vice President at Snop / Tower Automotive. During his time with the company, Mr. Meyer was responsible for 10 manufacturing sites and three technical centers across Europe, successfully overseeing the launch of major customer projects and investments, amongst other achievements. Prior to that, he held numerous roles at MAN Nutzfahrzeuge AG and Hörmann Automotive GmbH. His educational background includes a degree with honors in Business Management from the Helmut Schmidt University in Hamburg, Germany.

About Superior

Superior is one of the world’s leading aluminum wheel suppliers. Superior’s team collaborates and partners with customers to design, engineer and manufacture a wide variety of innovative and high quality products utilizing the latest lightweighting and finishing technologies. Superior also maintains leading aftermarket brands including ATS®, RIAL®, ALUTEC®, and ANZIO®. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange. For more information, please visit www.supind.com.

Superior Investor Relations:

Troy Ford

(248) 234-7104

Investor.Relations@supind.com